UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 26, 2016

Federal Home Loan Bank of New York

(Exact name of registrant as specified in its charter)

Federally Chartered Corporation	000-51397	136400946
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 Park Avenue, Floor 5, New York, New York		10178-0599
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 441-6616

Not Applicable

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) In connection with Mr. John Edelen’s resignation from the Federal Home Loan Bank of New York (“Bank”), which was announced in a Form 8-K filed on July 8, 2016, the Bank and Mr. Edelen entered into a Separation Agreement executed as of July 26, 2016 (“Separation Agreement”), setting forth certain terms relating to Mr. Edelen’s separation from service.

Pursuant to the Separation Agreement, the Bank agreed to pay to Mr. Edelen a lump sum payment totaling $416,279, consisting of: (i) $387,111, an amount equivalent to 52 weeks of salary, plus (ii) $29,168, an amount intended to defray a portion of the cost of elected medical plan continuation coverage. Mr. Edelen was also provided with outplacement services valued at $16,000. In consideration of the foregoing, the Separation Agreement included a general release of claims by Mr. Edelen in favor of the Bank.

In accordance with a separate Consulting Agreement between the parties executed as of July 26, 2016, Mr. Edelen will have the opportunity to, during the period ending December 31, 2017, earn $194,000, to be paid in three separate installments, for various consulting services.

The foregoing summary of the Separation Agreement and the Consulting Agreement (collectively, the “Agreements”), is qualified in its entirety by the terms and conditions set forth in the Agreements, which are incorporated by reference in this Form 8-K. Copies of the Agreements are attached as, respectively, Exhibits 10.1 and 10.2.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1	Separation Agreement executed as of July 26, 2016 between Mr. John Edelen and the Federal Home Loan Bank of New York.

10.2	Consulting Agreement executed as of July 26, 2016 between Mr. John Edelen and the Federal Home Loan Bank of New York.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Federal Home Loan Bank of New York

Date: August 1, 2016	By:	/s/ Kevin M. Neylan
Name: Kevin M. Neylan
Title: Senior Vice President and Chief Financial Officer